Exhibit 99.1

AsiaInfo Reports Second Quarter 2009 Results

— Total revenue grows 39.3% year-over-year

— Exceeding guidance, net revenue (non-GAAP)1 increases to US$53.4 million, growing 55.0% year-over-year

— Exceeding guidance, income from continuing operations per basic share is US$0.16

— Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP)2 per basic share grows 85.7% year-over-year to US$0.26

BEIJING/SANTA CLARA, Calif. – July 29, 2009 – AsiaInfo Holdings, Inc. (Nasdaq: ASIA), (“AsiaInfo” or the “Company”) a leading provider of telecom software solutions and IT security products and services in China, today announced financial results for the second quarter of 2009.

“We delivered robust growth during the quarter and exceeded both top- and bottom-line guidance,” said Steve Zhang, AsiaInfo’s president and chief executive officer. “Our comprehensive offerings, from system implementation and maintenance services to high-value consulting, continues to benefit from increasing expenditure on telecom software, as operators build out and further optimize IT infrastructure and integrate fixed-line, broadband and mobile businesses to provide bundled service offerings.”

Second Quarter 2009 Financial Results

Total revenues for the second quarter of 2009 were US$58.6 million, an increase of 39.3% year-over-year and 14.9% sequentially. Exceeding guidance, net revenue (non-GAAP) for the second quarter of 2009 was US$53.4 million, an increase of 55.0% year-over-year and 12.0% sequentially. The year-over-year and sequential increases were primarily driven by strong performance among all three major customers in the telecom business.

In the second quarter of 2009, AsiaInfo announced contracts with seven China Mobile subsidiaries to upgrade Business Intelligence (“BI”) systems to accommodate the rollout of China Mobile’s TD-SCDMA 3G network, a tender win to build a new billing system for China Mobile’s Beijing subsidiary to support its pre-paid business contracts, and a contract with China Unicom to build out a nationwide mobile email system to support email functions on mobile phones.

During the quarter, gross margin was 49.0%, compared to 45.0% in the year-ago period and 54.0% in the previous quarter. The year-over-year increase in gross margin was primarily due to a strong contribution from higher-margin software solutions and services and a decrease in lower-margin, third-party hardware sales, while the sequential decrease was largely due to increased share-based compensation expenses related to the performance stock unit awards granted to key employees on March 16, 2009. Gross profit as a

[1]	Net revenue (non-GAAP), a non-GAAP measure, represents total revenue net of third-party hardware costs. A reconciliation of net revenue (non-GAAP) to GAAP revenue is provided at the end of this press release
[2]	Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) and net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) per share measures exclude acquired intangible assets, impairment loss on investment, after-tax dividend income and gain on discontinued operations. A reconciliation of these non-GAAP measures to the most comparable GAAP measures is provided at the end of the press release.

percentage of net revenue (non-GAAP) was 53.9% in the second quarter of 2009, compared to 55.4% in the year-ago period and 57.7% in the previous quarter. The Company noted that gross profit as a percentage of net revenue (non-GAAP) has remained relatively stable, near 55% for the last several quarters.

In the second quarter of 2009, the AsiaInfo Technologies business unit, which focuses on telecommunications software and services, contributed 90.0% and 89.8% to total revenue and net revenue (non-GAAP), respectively. Total revenue for the AsiaInfo Technologies business unit increased 43.4% year-over-year and 11.8% sequentially to US$52.7 million. Net revenue (non-GAAP) for the AsiaInfo Technologies business unit increased 58.3% year-over-year and 8.0% sequentially to US$47.9 million. The increases in net revenue (non-GAAP) mainly reflect strong uptake for the Company’s software and service solutions among all three major telecom customers in a highly competitive market after industry restructuring and the issuance of 3G licenses.

In the second quarter of 2009, the Lenovo-AsiaInfo business unit, which focuses on IT security products and services, contributed 10.0% to total revenue and 10.2% to net revenue (non-GAAP). Total revenue for the Lenovo-AsiaInfo business unit increased 10.6% year-over-year and 53.5% sequentially to US$5.9 million. Net revenue (non-GAAP) for the Lenovo-AsiaInfo business unit increased 31.1% year-over-year and 65.8% sequentially to US$5.4 million. The year-over-year increase reflects a concerted effort to improve operations in this division. Sequentially, the increase is partially due to seasonality, as sales in the Lenovo-AsiaInfo business unit are typically weakest in the first quarter, as well as several significant contracts signed with government agencies. Please refer to the end of this press release for condensed segmented financial results for AsiaInfo’s two business units.

Total operating expenses increased 44.4% year-over-year and 4.9% sequentially to US$22.4 million. Sales and marketing expenses increased 20.9% year-over-year and decreased 5.8% sequentially to US$9.9 million. The year-over-year increase was mainly due to higher sales commission expenses incurred upon signing new contracts, while the sequential decrease was due to a concerted effort to control sales expenses. General and administrative expenses increased 62.5% year-over-year and 2.4% sequentially to US$3.7 million. The year-over-year and sequential increases were largely the result of the aforementioned increased in share-based compensation expenses. Research and development expenses increased 74.8% year-over-year and 21.9% sequentially to US$8.8 million, mainly reflecting an increase in headcount, which is in line with the Company’s strategy of continuing to invest in the research and development of world-class products to take advantage of current and future market opportunities.

Income from operations for the second quarter of 2009 was US$6.4 million, an increase of 80.0% year-over-year and a 3.4% sequentially. Operating margin of total revenue3 was 10.9% for the second quarter of 2009, compared to 8.5% in the year-ago period and 12.2% in the previous quarter. Operating margin of net revenue (non-GAAP)4 was 12.0% for the second quarter of 2009, compared to 10.3% in the year-ago period and 13.0% in the previous quarter. The year-over-year margin improvement was mainly the result of improving economies of scale and the Company’s continued efforts to improve operational efficiency, while the sequential decline is largely the result of share-based compensation expenses mentioned above.

[3]	Operating margin of total revenue is operating income divided by total revenue
[4]	Operating margin of net revenue (non-GAAP) is operating income divided by net revenue (non-GAAP)

Other income for the second quarter of 2009 was US$1.8 million, a decrease of 46.0% from US$3.3 million in the year-ago period and an increase of 127.5% from US$772 thousand in the previous quarter. The year-over-year decrease was largely the result of lower investment gains as well as lower interest rates in the second quarter of 2009, which resulted in lower interest income. The sequential increase was the result of the sale of certain short-term investments in April 2009.

In the second quarter of 2009, AsiaInfo recorded net income attributable to AsiaInfo Holdings, Inc. of US$7.2 million, or US$0.16 per basic share, compared to US$5.2 million, or US$0.12 per basic share, in the year-ago period and US$5.8 million, or US$0.13 per basic share in the previous quarter.

Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) was US$11.4 million in the second quarter of 2009 or US$0.26 per basic share. Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) in the year-ago period was US$6.2 million or US$0.14 per basic share. Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) in the previous quarter was US$7.1 million or US$0.17 per basic share. Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) increased 83.7% year-over-year and 59.7% sequentially.

As of June 30, 2009, AsiaInfo had cash and cash equivalents and restricted cash totaling US$189.3 million and short-term investments totaling US$35.4 million. Operating cash flow in the second quarter of 2009 was a net outflow of approximately US$307 thousand.

First Half 2009 Financial Results

Total revenue for the first half of 2009 was US$109.5 million, an increase of 42.1% year-over-year. Net revenue (non-GAAP) for the first half of 2009 was US$101.0 million, an increase of 55.1% year-over-year.

In the first half of 2009, gross margin was 51.4%, compared to 47.9% in the year-ago period. Gross profit as a percentage of net revenue (non-GAAP) was 55.7% in the first half of 2009, compared to 56.6% in the year-ago period.

Income from operations for the first half of 2009 was US$12.6 million, an increase of 102.1% year-over-year.

In the first half of 2009, AsiaInfo recorded net income attributable to AsiaInfo Holdings, Inc. of US$13.0 million or US$0.30 per basic share, compared to US$10.5 million or US$0.23 per basic share in the year-ago period, an increase of 23.8% year-over-year.

Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) was US$18.5 million or US$0.42 per basic share in the first half of 2009, an increase of 62.3% year-over-year.

Third Quarter 2009 Guidance

AsiaInfo expects third quarter 2009 net income from continuing operations per basic share to be in the range of US$0.17 to US$0.18, an increase of 30% to 38% year-over-year. The Company expects net revenue (non-GAAP) to be in the range of US$60 million to US$61 million, an increase of 40% to 42% year-over-year.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands of US$, except shares and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Software products and solutions	$47,151	$30,013	$89,588	$57,152
Service	5,931	4,209	10,930	7,550
Third party hardware	5,486	7,836	9,026	12,362

Total revenues	58,568	42,058	109,544	77,064

Cost of revenues:
Software products and solutions	22,609	13,660	40,823	24,816
Service	1,967	1,704	3,897	3,418
Third party hardware	5,210	7,644	8,526	11,940

Total cost of revenues	29,786	23,008	53,246	40,174

Gross profit	28,782	19,050	56,298	36,890

Operating expenses:
Sales and marketing	9,929	8,212	20,466	16,107
General and administrative	3,652	2,248	7,218	4,857
Research and development	8,792	5,029	16,007	9,687

Total operating expenses	22,373	15,489	43,691	30,651

Income from operations	6,409	3,561	12,607	6,239

Other income:
Interest income	534	1,067	1,158	2,282
Dividend income	3	84	174	303
Gain on sale of short-term investment	1,210	2,359	1,210	3,533
Other (expenses) income, net	9	-256	-14	-530

Total other income, net	1,756	3,254	2,528	5,588

Income before provision for income taxes and discontinued operations	8,165	6,815	15,135	11,827
Income taxes expense	962	1,594	2,147	2,327

Income from continuing operations	7,203	5,221	12,988	9,500

Income from discontinued operations	—	—	—	980

Net income	7,203	5,221	12,988	10,480
Less: Net loss attributable to the noncontrolling interest	-2	—	-7	—

Net income attributable to Asiainfo Holdings	$7,205	5,221	12,995	10,480

Income from continuing operations per share:
Basic	$0.16	$0.12	$0.30	$0.21
Diluted	$0.16	$0.11	$0.29	$0.20

Income from discontinued operations per share:
Basic	—	—	—	$0.02
Diluted	—	—	—	$0.02

Net income per share
Basic	$0.16	$0.12	$0.30	$0.23
Diluted	$0.16	$0.11	$0.29	$0.22

Weighted average shares used in computation:
Basic	44,586,996	45,094,860	44,048,268	44,944,271
Diluted	45,917,056	47,044,412	45,554,547	46,715,304

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands of US$, except share and per share amounts)

	As at
	Jun. 30, 2009	Dec 31, 2008(1)
ASSETS:
Current Assets:
Cash and cash equivalents	$177,470	$172,119
Restricted cash	11,853	12,510
Short term investments	35,376	28,633
Accounts receivable, net (net of allowances of $3,084 and $2,605 as of March 31, 2009 and December 31, 2008, respectively)	103,225	52,011

Inventories	7,477	12,322
Other receivable	3,190	2,813
Deferred income taxes-current	3,334	3,334
Prepaid expenses and other current assets	4,625	5,425

Total current assets	$346,550	$289,167

Long term investment	4,696	4,696
Property and equipment, net	2,781	2,887
Other acquired intangible assets, net	2,629	3,008
Deferred income tax assets- non-current	2,671	2,671
Goodwill	21,138	20,725

Total Assets	$380,465	$323,154

LIABILITY AND STOCKHOLDERS EQUITY
Current Liabilities:
Accounts payable	54,334	13,835
Accrued expenses	15,698	14,235
Deferred revenue	31,260	44,414
Accrued employee benefits	23,693	27,570
Other payables	7,410	5,288
Income taxes payable	298	646
Other taxes payable	5,908	6,311
Deferred income tax liability-current	1,085	934

Total current liabilities	$139,686	$113,233

Unrecognized tax benefits – non-current	2,127	1,326
Other long term liabilities	135	135

Total liabilities	$141,948	$114,694

Stockholders’ equity:
Common stock	$487	$464
Additional paid-in capital	231,932	215,948
Treasury stock, at cost	(27,749)	(27,749)
Statutory reserve	17,212	17,212
Accumulated deficit	(2,571)	(15,566)
Accumulated other comprehensive income	19,155	18,093

Total Asiainfo holding stockholders’ equity	$238,466	$208,402

Non controlling interest(2)	51	58

Total stockholders’ equity	238,517	208,460

Total Liabilities and Stockholders’ Equity	$380,465	$323,154

(1)	December 31, 2008 balances were extracted from audited financial statements.
(2)

Amount in relation to noncontrolling interest, formerly named minority interest, as of December 31, 2008 is reclassified in accordance with FASB Statement No. 160, Noncontrolling Interest, which was adopted by the Company on January 1, 2009.

ASIAINFO HOLDINGS, INC.

CONDENSED INFORMATION FOR REPORTABLE SEGMENTS (UNAUDITED)

	(Amounts in thousands of US$) Three Months Ended
	Jun 30, 2009			Jun 30, 2008			Mar 31, 2009
	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total
Revenues:
Software products and solutions	$41,776	$5,375	$47,151	$25,875	$4,138	$30,013	$39,382	$3,055	$42,437
Service	5,883	48	5,931	4,042	167	4,209	4,847	152	4,999
Third party hardware	5,039	447	5,486	6,834	1,002	7,836	2,924	616	3,540

Total revenues	52,698	5,870	58,568	36,751	5,307	42,058	47,153	3,823	50,976

Cost of revenues:
Software products and solutions	20,275	2,334	22,609	12,230	1,430	13,660	16,914	1,300	18,214
Service	1,892	75	1,967	1,636	68	1,704	1,848	82	1,930
Third party hardware	4,786	424	5,210	6,492	1,152	7,644	2,778	538	3,316

Total cost of revenues	26,953	2,833	29,786	20,358	2,650	23,008	21,540	1,920	23,460

Gross profit	25,745	3,037	28,782	16,393	2,657	19,050	25,613	1,903	27,516

Business unit expenses:
Sales and marketing	7,569	2,360	9,929	5,956	2,256	8,212	8,416	2,121	10,537
General and administrative	727	-78	649	101	34	135	726	122	848
Research and development	7,787	1,005	8,792	4,465	564	5,029	6,295	920	7,215

Total business unit expenses	16,083	3,287	19,370	10,522	2,854	13,376	15,437	3,163	18,600

Contribution profit (loss)	$9,662	$(250)	$9,412	$5,871	$(197)	$5,674	$10,176	$(1,260)	$8,916

Corporate general and administration			3,003			2,113			2,718

Operating profit			$6,409			$3,561			$6,198

Second Quarter 2009 Conference Call Details

AsiaInfo management will hold an earnings conference call at 5:00 p.m. Pacific Time / 8:00 p.m. Eastern Time on July 29, 2009 (8:00 a.m. Beijing/Hong Kong Time on July 30, 2009). Management will discuss results and highlights of the quarter and answer questions from investors.

The dial-in numbers for the conference call are as follows:

U.S. Toll Free: +1-866-549-1292

China Toll Free: 800-701-1223

Hong Kong and International: +852-3005-2050

The passcode for the call is 408313#. To participate on the call, please R.S.V.P. to Justin Knapp by email at asia@ogilvy.com or by phone at +86-10-8520-6556.

A replay of the call will be available until 8:00 p.m. Eastern Time on August 29, 2009 by dialing one of the following numbers:

U.S Toll Free: +1-866-753-0743

China Toll Free: 800-869-7680

Hong Kong and International: +852-3005-2020

The passcode for the replay is 134936#.

Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at www.asiainfo.com.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of security products and services to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

Reconciliation of non-GAAP Measures

This earnings release contains presentations of the following “non-GAAP financial measures” as defined by applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future.

These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to measurements required by GAAP and should not be considered measures of the Company’s liquidity. Pursuant to relevant regulatory requirements, we are providing the following reconciliations of the non-GAAP financial measures to the nearest comparable GAAP measures.

(1) Net revenue (non-GAAP)

AsiaInfo’s net revenue (non-GAAP) represents total revenue net of hardware costs that are passed through to our customers. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business.

Reconciliation of net revenues (non-GAAP) to GAAP total revenues

	2009 Q2			2008 Q2			2009 Q1
	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total
	(in thousands of US dollars)
Net Revenue (Non-GAAP)	47,912	5,446	53,358	30,259	4,155	34,414	44,375	3,285	47,660
Third Party Hardware Costs	4,786	424	5,210	6,492	1,152	7,644	2,778	538	3,316

Total Revenues	52,698	5,870	58,568	36,751	5,307	42,058	47,153	3,823	50,976

(2) Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP)

Net income (non-GAAP) excludes share-based compensation expenses, amortization of acquired intangible assets, impairment loss on investment, after-tax dividend income, gain on discontinued operations, and gain on settlement of escrow. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes the Company’s net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) measure, when read in conjunction with the Company’s GAAP net income measure and other GAAP financials, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of net income attributable to AsiaInfo Holdings, Inc. (non-GAAP)

to GAAP net income attributable to AsiaInfo Holdings, Inc.

	Three Months Ended Jun. 30		Six Months Ended Jun.30		2009 Q1
	2009	2008	2009	2008
	(in US dollar thousands)
GAAP net income	7,205	5,221	12,995	10,480	5,790
Adjustments:
- Share based compensation	3,858	650	5,040	1,340	1,182
- Amortization of acquired intangible assets	316	399	628	845	312
- Impairment loss on investment	—	—	—	—	—
- Gain on discontinued operations	—	—	—	(980)	—
- Dividend income, net of tax	(3)	(84)	(174)	(303)	(171)
Non-GAAP net income	11,376	6,186	18,489	11,382	7,113

(3) Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP). Per Basic Share

Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) is calculated based on net income attributable to AsiaInfo Holdings, Inc.. Like net income attributable to AsiaInfo Holdings, Inc. (non-GAAP), net income attributable to AsiaInfo Holdings, Inc.(non-GAAP) per share excludes share-based compensation expenses, amortization of acquired intangible assets, impairment loss on investment, after-tax dividend income, gain on discontinued operations, and gain on settlement of escrow. Shares outstanding used in the computation of net income per share were the same as those used in the computation of net income attributable to AsiaInfo Holdings, Inc (non-GAAP) per share. Management believes that net income attributable to AsiaInfo Holdings, Inc (non-GAAP) per share, when used in conjunction with the Company’s GAAP net income attributable to AsiaInfo Holdings, Inc. per share, provides useful information to investors for the same reasons discussed above regarding net income attributable to AsiaInfo Holdings, Inc (non-GAAP). In addition, net income attributable to AsiaInfo Holdings, Inc (non-GAAP) per share allows investors to evaluate the Company’s operating performance from period to period on a per share basis, thus providing a useful basis for assessing the Company’s value on a per share basis.

Reconciliation of net income attributable to AsiaInfo Holdings, Inc (non-GAAP) per share to GAAP net income attributable to AsiaInfo Holdings, Inc per share

	Three Months Ended Jun. 30		Six Months Ended Jun.30		2009 Q1
	2009	2008	2009	2008
	(in US dollar thousands)
GAAP net income Per Basic Share	0.16	0.12	0.30	0.23	0.13
Adjustments:
- Share based compensation	0.09	0.01	0.11	0.03	0.03
- Amortization of acquired intangible assets	0.01	0.01	0.01	0.02	0.01
- Impairment loss on investment	—	—	—	—	—
- Gain on discontinued operations	—	—	—	(0.02)	—
- Dividend income, net of tax	—	—	—	(0.01)	—
Non-GAAP net income Per Basic Share	0.26	0.14	0.42	0.25	0.17

Cautionary Note Regarding Forward-Looking Statements

The information contained in this document is as of June 30, 2009. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; and political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and in our reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For more information about AsiaInfo, please visit www.asiainfo.com.

For investor and media inquiries, please contact:

In China:

Sheryl Zhang

AsiaInfo Holdings, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo.com

Justin Knapp

Ogilvy Financial, Beijing

Tel: +86-10-8520-6556

Email: asia@ogilvy.com

In the United States:

Ms. Jessica Barist Cohen

Ogilvy Financial, New York

Tel: +1-646-460-9989

Email: asia@ogilvy.com